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April 22, 1998

                                                    (214) 740-8444
                                                    mepurnell@lprh.com

Carreker-Antinori, Inc.
14001 N. Dallas Parkway
Suite 1100
Dallas, Texas 75240

     Re:  Registration Statement on Form S-1
          (No. 333-48399)


Dear Sirs:

     We have acted as counsel for Carreker-Antinori, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 5,865,000 shares of the Company's Common Stock, $.01 par value per share (the "Securities"). We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below.

     Based upon the foregoing, we are of the opinion that the Securities, when issued and sold as described in the above-referenced Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the caption "Legal Matters." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                   Respectfully submitted,

                                   LOCKE PURNELL RAIN HARRELL
                                   (A Professional Corporation)


                                   By: /s/ Maurice E. Purnell, Jr.
                                       ----------------------------------
                                       Maurice E. Purnell, Jr.